                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No.   )*




                        Farallon Communications, Inc.
                   -----------------------------------------
                               (Name of Issuer)

                                 Common Stock
                   -----------------------------------------
                         (Title of Class of Securities)

                                 307394 10 6
                   -----------------------------------------
                               (CUSIP Number)





         Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)  (See Rule 13d-7.)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 11 Pages

CUSIP NO.  307394 10 6              13G                   PAGE  2  OF 11  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Accel III L.P.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION     Delaware



                    5    SOLE VOTING POWER     882,812




   NUMBER OF        6    SHARED VOTING POWER       0
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER     882,812
    PERSON
     WITH


                    8    SHARED DISPOSITIVE POWER   0




9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                         882,812



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                               7.9%


12   TYPE OF REPORTING PERSON*

               PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 307394106                 13G                   PAGE  3  OF 11  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Accel Japan L.P.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION               Delaware



                    5    SOLE VOTING POWER            82,122




   NUMBER OF        6    SHARED VOTING POWER               0
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER       82,122
    PERSON
     WITH


                    8    SHARED DISPOSITIVE POWER          0




9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                      82,122



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.7%


12   TYPE OF REPORTING PERSON*

                PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 307394106                   13G                   PAGE 4  OF 11  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Accel Investors '92 L.P.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION               Delaware



                    5    SOLE VOTING POWER               61,591




   NUMBER OF        6    SHARED VOTING POWER               0
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER          61,591
    PERSON
     WITH


                    8    SHARED DISPOSITIVE POWER          0




9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                         61,591



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                           0.6%



12   TYPE OF REPORTING PERSON*

                PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 307 394 106                 13G                   PAGE  5  OF 11 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Accel III Associates L.P.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION               Delaware



                    5    SOLE VOTING POWER               882,812




   NUMBER OF        6    SHARED VOTING POWER                0
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER         882,812
    PERSON
     WITH


                    8    SHARED DISPOSITIVE POWER          0




9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                                        882,812


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                                           7.9%

12   TYPE OF REPORTING PERSON*

                PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 307 394 106               13G                   PAGE  6  OF 11 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Swartz Family Partnership L.P.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION               Delaware



                    5    SOLE VOTING POWER                 0




   NUMBER OF        6    SHARED VOTING POWER            882,812
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER            0
    PERSON
     WITH


                    8    SHARED DISPOSITIVE POWER       882,812




9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        882,812



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                            7.9%


12   TYPE OF REPORTING PERSON*

                PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 307 394 106               13G                   PAGE  7  OF 11 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     James W. Breyer


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION          United States



                    5    SOLE VOTING POWER              0




   NUMBER OF        6    SHARED VOTING POWER       1,026,525
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER         0
    PERSON
     WITH


                    8    SHARED DISPOSITIVE POWER  1,026,525




9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                   1,026,525



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        9.2%


12   TYPE OF REPORTING PERSON*

                IN



                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 307 394 106                13G                   PAGE  8  OF 11 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Paul H. Klingenstein


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION               United States



                    5    SOLE VOTING POWER                    0




   NUMBER OF        6    SHARED VOTING POWER             1,026,525
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER               0
    PERSON
     WITH


                    8    SHARED DISPOSITIVE POWER        1,026,525




9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                         1,026,525



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                               9.2%


12   TYPE OF REPORTING PERSON*

                IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 307 394 106                13G                   PAGE  9  OF 11 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Arthur C. Patterson


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION               United States



                    5    SOLE VOTING POWER                    0




   NUMBER OF        6    SHARED VOTING POWER            1,026,525
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER              0
    PERSON
     WITH


                    8    SHARED DISPOSITIVE POWER       1,026,525




9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        1,026,525



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                              9.2%


12   TYPE OF REPORTING PERSON*

                   IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 307 394 106               13G                   PAGE 10 OF 11  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     G. Carter Sednaoui


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION               United States



                    5    SOLE VOTING POWER                   0




   NUMBER OF        6    SHARED VOTING POWER             964,934
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER              0
    PERSON
     WITH


                    8    SHARED DISPOSITIVE POWER        964,934




9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                         964,934



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                             8.7%


12   TYPE OF REPORTING PERSON*

                IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 307 394 106               13G                   PAGE 11 OF 11  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     James R. Swartz


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION               United States



                    5    SOLE VOTING POWER                    0




   NUMBER OF        6    SHARED VOTING POWER              1,026,525
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER               0
    PERSON
     WITH


                    8    SHARED DISPOSITIVE POWER         1,026,525




9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          1,026,525



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                9.2%


12   TYPE OF REPORTING PERSON*

                IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.  Issuer's Name and Address of Principal Executive Offices:

(a)         Farallon Communications, Inc.  ("Issuer")

(b)         2470 Mariner Square Loop
            Alameda, CA 94501

ITEM 2. Information Concerning Person Filing:

(a)         Filing Persons:

            Entities:
                 Accel III L.P.  ("A3")
                 Accel Japan L.P.  ("AJ")
                 Accel Investors '92 L.P. ("AI92")
                 Accel III Associates L.P.  ("A3A")
                 Swartz Family Partnership L.P. ("SFP")

            Individuals:
                 James W. Breyer ("JWB")
                 Paul H. Klingenstein ("PHK")
                 Arthur C. Patterson ("ACP")
                 G. Carter Sednaoui ("GCS")
                 James R. Swartz ("JRS")



(b)         Principal Business Address:      One Embarcadero Center
                                             Suite 3820
                                             San Francisco, CA 94111

(c)         Citizenship/Place of Organization

            Entities:
                 Accel III L.P.  ("A3")                          Delaware
                 Accel Japan L.P.  ("AJ")                        Delaware
                 Accel Investors '92 L.P. ("AI92")               Delaware
                 Accel III Associates L.P.  ("A3A")              Delaware
                 Swartz Family Partnership L.P. ("SFP")          Delaware

            Individuals:
                 James W. Breyer ("JWB")                         United States
                 Paul H. Klingenstein ("PHK")                    United States
                 Arthur C. Patterson ("ACP")                     United States
                 G. Carter Sednaoui ("GCS")                      United States
                 James R. Swartz ("JRS")                         United States

(d)         Title of Class of Securities:    Common Stock

(e)         CUSIP No.:  307394  10  6

ITEM 3.  Status of Person Filing:

            Not Applicable


ITEM 4.  Ownership

            ENTITIES:                          A3             AJ           AI92           A3A           SFP
                                               --             --           ----           ---           ---

            (a)      Beneficial
                     Ownership:             882,812         82,122        61,591        882,812       882,812

            (b)      Percentage
                     of Class:                  7.9%           0.7%          0.6%           7.9%          7.9%

            (c)      Sole Voting
                     Power:                 882,812         82,122        61,591        882,812             0
                     Shared Voting
                     Power:                       0              0             0              0       882,812
                     Sole Dispositive
                     Power:                 882,812         82,122        61,591        882,812             0
                     Shared Dispositive
                     Power:                       0              0             0              0       882,812


            INDIVIDUALS:                        JWB            PHK           ACP            GCS           JRS

            (a)      Beneficial
                     Ownership:           1,026,525      1,026,525     1,026,525        964,934     1,026,525

            (b)      Percentage
                     of Class:                  9.2%           9.2%          9.2%           8.7%          9.2%

            (c)      Sole Voting
                     Power:                       0              0             0              0             0
                     Shared Voting
                     Power:               1,026,525      1,026,525     1,026,525        964,934     1,026,525
                     Sole Dispositive
                     Power:                       0              0             0              0             0
                     Shared Dispositive
                     Power:               1,026,525      1,026,525     1,026,525        964,934     1,026,525

ITEM 5.  Ownership of Five Percent or Less of a Class:

            Not Applicable

ITEM 6.  Ownership of More Than Five Percent on Behalf of Another Person:

            Under certain circumstances set forth in A3's, A3A's, AJ's, and AI92's respective partnership agreements, the general partners and/or limited partners of each of such funds have the right to receive dividends from, or the proceeds from the sale of the Common Stock of Issuer owned by each such fund.

ITEM 7.  Identification and Classification of Subsidiary:

            Not Applicable

ITEM 8.  Identification and Classification of Group:

            Not Applicable

ITEM 9.  Notice of Dissolution of Group:

            Not Applicable

ITEM 10.  Certification:

            Not Applicable

Exhibit A:  Joint Filing Statement

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997

Entities:
            Accel III L.P.
            Accel Japan L.P.
            Accel Investors '92 L.P.
            Accel III Associates L.P.
            Swartz Family Partnership L.P.

                                       By:  /s/ G. Carter Sednaoui
                                           -----------------------------------
                                          G. Carter Sednaoui, Attorney-in-fact
                                             for above-listed entities


Individuals:
            James W. Breyer
            Paul H. Klingenstein
            Arthur C. Patterson
            G. Carter Sednaoui
            James R. Swartz

                               By:   /s/ G. Carter Sednaoui
                                   -------------------------------------------
                                   G. Carter Sednaoui, Individually and as
                                   Attorney-in-fact for above-listed individuals

                                  EXHIBIT INDEX

                                                                  Sequentially
Exhibit                  Document Description                     Numbered Page
-------                  --------------------                     -------------

A                        Agreement of Joint Filing